Exhibit 99.1

FOR IMMEDIATE RELEASE

Aircastle Announces Increase of Revolving Credit Facility to $1 billion

STAMFORD, Conn., September 12, 2022-- Aircastle Limited (“Aircastle”) announced today that it increased the size of its unsecured revolving credit facility to $1 billion from $900 million by way of a $100 million commitment from BMO Harris Bank N.A. (“BMO”). The facility expires in April 2025 and provides working capital for general corporate purposes, including aircraft acquisition.
In addition to BMO, the facility’s participants consist of nine leading global financial institutions, with Citibank, N.A., Goldman Sachs Bank USA, J.P. Morgan Chase Bank, N.A., Royal Bank of Canada, Fifth Third Bank, National Association, Credit Agricole Corporate & Investment Bank, MUFG Bank, Ltd., BNP Paribas and Mizuho Bank, Ltd., as lenders.
Michael Inglese, Aircastle's CEO, stated, "We appreciate the commitment of BMO joining the strong, ongoing support of our bank group to bring this revolving credit facility to $1 billion. As we pursue exciting investment opportunities in a profitable and disciplined manner, our strong access to capital markets is a strategic strength along with our investment grade rating and unique ownership structure."

About Aircastle Limited
Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of May 31, 2022, Aircastle owned and managed on behalf of its joint ventures 250 aircraft leased to 74 customers located in 44 countries.

Contacts:
Aircastle Advisor LLC

Jim Connelly, SVP ESG & Corporate Communications
Tel: +1-203 504-1871